UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 11, 2021

Ontrak, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2120 Colorado Ave., Suite 230, Santa Monica, CA 90404
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OTRK	The NASDAQ Global Market
9.50% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value	OTRKP	The NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2021, Ontrak, Inc. (the “Company”) appointed Arik Hill, age 51, to serve as its first Chief Information Officer, with an employment commencement date of August 30, 2021 (the “Commencement Date”).

Prior to joining Ontrak, Inc., Mr. Hill most recently served from 2017 to 2021 as Chief Information Officer of The New York Foundling where he led the development of digital platforms and applications that leveraged AI and cutting edge technologies for infrastructure development that supported exponential growth and innovative new digital solutions. Prior to The New York Funding, from 2013 to 2017, Mr. Hill served as Vice President of Customer Success at HealthEdge Software Inc. where he was responsible for end-to-end customer lifecycle management, including cloud technology and software engineering that improved customer experiences for a Software-as-a-Service (SaaS) customer base of 26 million consumers. From 2006 to 2013, Mr. Hill was Chief Information Officer and Vice President of Information Technology Services at FirstCare Health Plans, where he had enterprise responsibility for ensuring the effective, efficient and secure operations of all technology-enabled services. Mr. Hill holds a Bachelor of Science degree in Health Care Administration from Oregon State University’s School of Public Health with a concentration in Operations Management and Business.

The Company has entered into an Employment Agreement with Mr. Hill, which sets forth Mr. Hill’s duties as the Chief Information Officer of the Company and the terms of his compensation. The agreement is for a term of four (4) years commencing on the Commencement Date, with an option to renew for another three (3) years. As compensation for Mr. Hill’s services, he shall receive a discretionary bonus, expense reimbursement and the following salary and other benefits:

(a) Base salary equal to $325,000 annually in equal bi-weekly installments, less applicable taxes;

(b) Stock options to purchase up to 100,000 shares of Company common stock with a per share exercise price equal to the closing price of a share on the Commencement Date and subject to all of the provisions of the Company’s 2017 Stock Incentive Plan (the “Plan”), vesting over four years from the Commencement Date with one-fourth (1/4) of the option vesting one year from the Commencement Date, and the remainder of the option vesting in equal monthly installments thereafter according to the terms of the Plan and applicable award agreement; and

(c) A bonus target of 50% of Mr. Hill’s annual base salary at the sole discretion of the Company, including consideration of Mr. Hill’s performance as measured by individual goals and milestones as well as the overall performance and condition of the Company.

Mr. Hill has no family relationship with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Hill had, or will have, a direct or indirect material interest.

A copy of the Employment Agreement of Arik Hill is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.        Description
10.1    Employment Agreement by and between Ontrak, Inc. and Arik Hill, dated August 11, 2021.
99.1    Press Release, dated August 12, 2021.
104        Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ontrak, Inc.

Date: August 12, 2021	By:	/s/ Brandon H. LaVerne
Brandon H. LaVerne
Chief Financial Officer

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